Scotia Waterous (USA) Inc. (“Scotia Waterous”) has been retained as exclusive financial advisor by Hupecol (the “Company”) to explore alternatives to optimize the Company’s portfolio, including the divestment of Hupecol’s interests in certain assets in Colombia’s Llanos Basin (the “Offering”).

BACKGROUND TO SALE

Hupecol is a private E&P company founded in 1998, headquartered in Houston, Texas, which maintains a branch office in Bogotá, Colombia.  The Company strategically explores and develops assets through seismic acquisition and drilling programs.  Hupecol employs a wildcatter’s perspective, as shown when they entered Colombia in 1998, several years before the region caught on with many international players.

The Offering, including interests in six Colombian E&P contracts, represents an exciting opportunity to acquire a solid acreage position for new entrants to Colombia, or for those looking to grow their portfolio.

Hupecol is offering existing production alongside substantial exploration and development potential in the heart of the updip Llanos Basin oil producing trend.  The contracts, awarded to Hupecol by Colombia’s National Hydrocarbons Association (ANH), are held 100%.  They reside in three Delaware-based entities while all blocks are operated by a fourth subsidiary, Hupecol Operating, LLC.

Blocks included with the Offering are comprised of approximately 413,000 gross acres.  In keeping with Company strategy, Hupecol has acquired and processed an extensive inventory of 3D seismic data over each block and has amassed an inventory of high-quality prospects and ready-to-drill locations (40+ locations already identified), with others waiting on completion (due to seasonal access constraints).

Third-party reserves, estimated by Lonquist and Co. LLC, show net Proved reserves of 8.4 MMbbl and 2P volumes estimated at 11.1 MMbbl with a PV-10% value of US$263 million (06/30/2009).  The blocks contain an additional 2.1 MMbbl of Possible reserves.  Considerable prospective resources, some 35 MMbbl, have also been identified.

Hupecol has been successful in growing its production rate from their considerable reserve base.  Net production rates average some 4,000 bbl/day (early September 2009) from four wells with oil gravities ranging from 16 to 34 °API.  The Company expects that Cabiona wells should return to production by the mid-September (road maintenance now complete), which, along with the completion of a workover in Dorotea, should bring total average daily rates to nearly 6,000 bbl/day by the end of September.

Another four wells, located in La Cuerva and Las Garzas, are collectively capable of producing 5,000+ bbl/day are temporarily shut-in due to seasonal access restrictions.  These wells are expected to come onstream in January 2010.  Hupecol also holds a sizable inventory of infill drilling locations and prospects, which are expected to improve overall production to more than 9,000 bbl/day in 2011 based on Proved reserves alone.

Highlights of the Offering include:

•	Interests in six exploration and production blocks in Colombia

o	All blocks are 100% WI, and operated by Hupecol

o	Contracts are 8% Royalty, and no “X-factor”, a considerable advantage over many other recently signed contracts

o	Contracts do not contain overrides or preferential rights; all obligations have been met

•	Opportunity to acquire current production with substantial exploration and development upside

o	Net production of 4,000 bbl/day (September 2009), expect to surpass 6,000 bbl/day by December 2009; tested over 5,000 bbl/day from four new wells (temporarily shut-in)

o	Targeted reservoirs, typically in the Carbonera found at 4,000 to 6,000 ft, have excellent production characteristics

•	Proved + Probable reserves of more than 11 MMboe certified by third-party reserve engineers Lonquist & Co., LLC (6/30/2009) with a PV-10% of approximately $300 million

o	Proved: 8.6 MMbbl oil (30% Proved Developed); Probable and Possible: 4.9 MMbbl; more than 34 MMbbl of Prospective Resources identified

o	Widespread 3D seismic coverage over reservoirs of excellent quality

o	Updated reserve report expected early October to account for recent well results and an updated drilling schedule

•	Current infrastructure capable of handling existing production and identified upside

•	Strong, experienced field staff effectively managing field operations

TRANSACTION PROCESS

Companies interested in gaining access to confidential information are required to execute the Hupecol Confidentiality Agreement (“CA”), located at www.scotiawaterous.com.  Interested parties are asked to send an executed CA to the attention of Ignacio Scuseria via email (ignacio_scuseria@scotiawaterous.com) or by fax to +1 (713) 222-0572, followed by two originals to Scotia Waterous’ Houston office.

Once the CA has been approved, interested parties shall be provided access to the Virtual Data Room (“VDR”), accessible via www.scotiawaterous.com, which houses the vast majority of the data.  The Physical Data Rooms are located in Scotia Waterous’ Houston, Texas office as well as Hupecol’s office in Bogota, Colombia.  There, interested parties may review otherwise unavailable evaluation material including seismic data, and take part in a Data Room presentation given by Scotia Waterous’ staff.  The presentation may also be available via teleconference for those unable to attend in person.

The expected timetable for the transaction, to be further defined during the process, is as follows:

Milestone	Date
Information Memorandum available	October 05, 2009
Physical/Virtual Data Rooms Open	October 12, 2009
Proposals Due	November 19, 2009
Transaction Closing	December 15, 2009